LOWE'S COMPANIES, INC.
                                P. O. Box 1111
                          North Wilkesboro, NC 28656





Dear Lowe's Shareholder:

     1996 is Lowe's 50th anniversary year. Consequently, we are more delighted than ever to invite you, on behalf of the Board of Directors, to attend Lowe's 1996 Annual Meeting of Shareholders to be held on Friday, May 31, 1996, at 10:00 a.m. at our corporate headquarters in North Wilkesboro, North Carolina. At this year's meeting, shareholders will be asked to elect four Class I Directors for a term of three years and to approve the appointment of Deloitte & Touche LLP as our independent auditors for Fiscal 1996. The meeting will include a report on Lowe's business for the fiscal year ended January 31, 1996, and there will be an opportunity for shareholders to comment and ask questions of Lowe's management team.

     Whether or not you plan to attend the meeting, it is important that you be represented and that your shares be voted. Accordingly, after reviewing the attached Proxy Statement, we ask you to complete, sign and date the Proxy Card and return it as soon as possible in the postage-paid envelope provided. Early return of your proxy will permit us to avoid the expense of soliciting the votes of shareholders who are late sending in their Proxy Cards.

     We look forward to greeting you if your plans permit attendance at Lowe's 1996 Annual Meeting.

                                    Sincerely,



            Robert L. Strickland                      Leonard G. Herring
            Chairman of the Board                     President & CEO

April 17, 1996


                            LOWE'S  COMPANIES, INC.
                                P. O. Box 1111
                          North Wilkesboro, NC 28656


                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 May 31, 1996

     The Annual Meeting of Shareholders of Lowe's Companies, Inc. (the "Company") will be held at the Company's corporate headquarters, Highway 268 East, North Wilkesboro, North Carolina, on Friday, May 31, 1996, at 10:00 a.m. to consider and act upon the following proposals:

1. To elect four Class I Directors for a term of three years;

2. To approve the appointment of Deloitte & Touche LLP as independent
3. certified public accountants for the fiscal year ending January 31,
4. 1997; and

5. To transact such other business as may be properly brought before the
6. Annual Meeting.

    Shareholders of record at the close of business on April 8, 1996, are entitled to notice of and to vote at the meeting. All properly executed proxies delivered pursuant to this solicitation will be voted at the meeting in accordance with instructions, if any. If two or more proxies are submitted by the same shareholder, the proxy bearing the later date will revoke the prior proxy. Any proxy delivered before the meeting may be revoked by attending the meeting and voting in person.

     You are cordially invited to attend and we look forward to seeing you at the meeting.

                                   Sincerely,


            Robert L. Strickland                      Leonard G. Herring
            Chairman of the Board                     President & CEO

North Wilkesboro, North Carolina
April 17, 1996


IF YOU DO NOT PLAN TO ATTEND THE MEETING, PLEASE DATE AND SIGN THE PROXY AND MAIL AT ONCE IN THE ENCLOSED ENVELOPE.


                             LOWE'S COMPANIES, INC.
                                  P. O. Box 1111
                     North Wilkesboro, North Carolina 28656
                                   910/651-4000
                                  Proxy Statement
                                       for
                          Annual Meeting of Shareholders
                                   May 31, 1996

     This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of Lowe's Companies, Inc. (the "Company") of proxies to be voted at the Annual Meeting of Shareholders to be held at the Company's corporate headquarters, Highway 268 East, North Wilkesboro, North Carolina, on Friday, May 31, 1996, at 10:00 a.m. It is anticipated that this Proxy Statement and the enclosed form of proxy will be sent to shareholders on April 17, 1996.

     Only shareholders of record at the close of business on April 8, 1996, are entitled to notice of and to vote at the meeting or any adjournment thereof. On April 8, 1996, there were 161,232,836 shares of Common Stock of the Company outstanding and entitled to vote. Shareholders are entitled to one vote for each share held on all matters to come before the meeting.

     The shares represented by a proxy will be voted as directed unless the proxy is revoked. Any proxy may be revoked before it is exercised by filing with the Secretary of the Company an instrument revoking the proxy or a proxy bearing a later date. A proxy is revoked if the person who executed the proxy is present at the meeting and elects to vote in person.

     Abstentions and shares held of record by a broker or its nominee ("broker shares") that are voted on any matter are included in determining the number of votes present or represented at the meeting. Broker shares that are not voted on any matter at the meeting are not included in determining whether a quorum is present. The vote required on matters to be considered is disclosed under the caption for such matters. Votes that are withheld and broker shares that are not voted (commonly referred to as "broker non-votes") are not included in determining the number of votes cast in the election of Directors or on other matters.



                       ELECTION OF CLASS I DIRECTORS

     There are currently 11 members of the Board of Directors, which is divided into three classes, with one class to be elected each year for a three-year term. The term of Class I Directors is expiring at the 1996 Annual Meeting. The four nominees listed below have been nominated by the Board of Directors, as recommended by the Governance Committee (acting as a nominating committee), to a three-year term as Class I Directors. Claudine B. Malone was elected by the Board of Directors on August 2, 1995, to fill a Class I vacancy created by a bylaw amendment increasing the number of Directors from 10 to 11. If elected, each Class I nominee will serve three consecutive years with his/her term expiring in 1999 or until a successor is elected and qualifies. The election of each nominee requires the affirmative vote of the holders of a plurality of the shares of Common Stock cast in the election of Directors. Unless authority to vote in the election of Directors is withheld, it is the intention of the persons named as Proxies to vote FOR the four nominees named below, all of whom currently serve as Directors. If at the time of the meeting any of these nominees shall become unavailable for election as a Director for any reason, which is not expected to occur, the persons named as Proxies will vote for such substitute nominee or nominees, if any, as shall be designated by the Board of Directors.


                     INFORMATION CONCERNING CLASS I NOMINEES

Nominees for Election for Three-Year Term (Class I Directors to serve until the 1999 Annual Meeting)

                        Director    Business Experience, Directorships, and
Name and Age            Since       Positions within the Last Five Years

William A. Andres, 69...1986        Chairman of Governance Committee, Member
                                    Compensation Committee and Executive
                                    of Committee of the Company.  Previously
                                    Chairman of the Board and Chief Executive
                                    Officer (1976-1983), Chairman of Executive
                                    Committee (1983-1985) of Dayton Hudson
                                    Corporation (Retail Chain), Minneapolis,
                                    Minn.  (Mr. Andres retired in September
                                    1985.)  Other directorships:  Jostens,
                                    Inc., Minneapolis, Minn., since 1985;
                                    Hannaford Bros., Scarborough, Me., since
                                    1986.

John M. Belk, 76........1986        Member of Audit Committee, Compensation
                                    Committee and Governance Committee of the Company. Chairman of the Board, Belk
                                    Stores Services, Inc. (Retail Department
                                    Stores), Charlotte, N.C., since 1980.
                                    Other directorships: Coca-Cola Bottling
                                    Company Consolidated, Charlotte, N.C.,
                                    since 1972; Chaparral Steel, Midlothian,
                                    Tex., since 1987.

Claudine B. Malone, 59  1995        Member of Audit Committee, Governance
                                    Committee and Government/Legal Affairs
                                    Committee of the Company.  President,
                                    Financial & Management Consulting, Inc.,
                                    McLean, Va., since 1984.  Other
                                    directorships:  Chairman, Federal Reserve
                                    Bank, Richmond, Va., since 1996 (Member
                                    since 1994); Dell Computer Corporation,
                                    Austin, Tex., since 1993; Hannaford
                                    Brothers, Scarborough, Me., since 1991;
                                    Hasbro, Inc., Pawtucket, R.I., since
                                    1992; Houghton Mifflin, Boston, Mass.,
                                    since 1982; LaFarge Corporation, Reston,
                                    Va., since 1994; The Limited, Inc.,
                                    Columbus, Oh., since 1982; Mallinckrodt
                                    Group Inc., St. Louis, Mo., since 1994;
                                    Penn Mutual Life Insurance Company,
                                    Philadelphia, Pa., since 1978; SAIC-
                                    Science Applications International
                                    Corporation, San Diego, Calif., since
                                    1993; Union Pacific Resources Corporation,
                                    Fort Worth, Tex., since 1995.

Robert L. Strickland, 65.1961       Chairman of the Board since 1978, Chairman
                                    of Executive Committee and Member of
                                    Government/Legal Affairs Committee of the
                                    Company. Other directorships:  Deputy
                                    Chairman, Federal Reserve Bank, Richmond,
                                    Va., since 1996; T. Rowe Price
                                    Associates, Inc., Baltimore, Md., since
                                    1991; Hannaford Bros., Scarborough, Me., since 1994.





                  INFORMATION CONCERNING CONTINUING DIRECTORS

The Directors whose terms expire after 1996 are:

Class II Directors, term expiring in 1997

                        Director    Business Experience, Directorships, and
Name and Age            Since       Positions within the Last Five Years

Carol A. Farmer, 51.....1994        Member of Audit Committee, Governance
                                    Committee and Government/Legal Affairs
                                    Committee of the Company.  President,
                                    Carol Farmer Associates, Inc. (Trend
                                    Forecasting and Consulting), Boca Raton,
                                    Fla., since 1985.  Other directorships:
                                    The Sports Authority, Inc., Ft.
                                    Lauderdale, Fla., since 1995.

Leonard G. Herring, 68  1956        President and Chief Executive Officer
                                    since 1978, Member of Executive Committee and Government/ Legal Affairs Committee of the Company. Other directorships:
                                    First Union Corporation, Charlotte, N.C., since 1986.

Robert G. Schwartz, 68  1973        Chairman of Compensation Committee, Member
                                    of Audit Committee and Governance
                                    Committee of the Company.  Director of
                                    Metropolitan Life Insurance Company, New
                                    York, N.Y., since 1980, having previously served as Chairman of the Board (1983-
                                    1993), President and Chief Executive
                                    Officer (1989-1993) of that company.
                                    (Mr. Schwartz retired in March 1993.)
                                    Other directorships:  Potlatch
                                    Corporation, San Francisco, Calif., since
                                    1973; Comsat Corporation, Washington,
                                    D.C., since 1986; Mobil Corporation, New
                                    York, N.Y., since 1987; The Reader's
                                    Digest Association, Inc., Pleasantville,
                                    N.Y., since 1989; Consolidated Edison
                                    Company of New York, New York, N.Y.,
                                    since 1989; CS First Boston, Inc., New
                                    York, N.Y., since 1989; Lone Star
                                    Industries, Inc., Stamford, Conn., since
                                    1994; Ascent Entertainment Group, Inc.,
                                    Denver, Colo., since 1995.




Class III Directors, term expiring in 1998

                        Director    Business Experience, Directorships, and
Name and Age            Since       Positions within the Last Five Years

Gordon E. Cadwgan, 82   1961        Chairman of Audit Committee, Member of
                                    Compensation Committee and Governance
                                    Committee of the Company.  Cadwgan
                                    Associates, Inc. (Trustee and Financial
                                    Consultant), affiliated with Tucker
                                    Anthony, Inc., Boston, Mass., since 1979.
                                    Other directorships: Third Century Fund,
                                    Inc., Providence, R.I., since 1981.

Petro Kulynych, 74      1952        Member of Audit Committee, Executive
                                    Committee and Government/Legal Affairs
                                    Committee of the Company, having
                                    previously served as Managing Director
                                    (1978-1983).  (Mr. Kulynych retired in
                                    December 1983.)  Other directorships:
                                    Local Board, Wachovia Bank of North
                                    Carolina, N.A., North Wilkesboro, N.C.,
                                    since 1988; Carolina Motor Club, Inc.

Russell B. Long, 77     1987        Chairman of Government/Legal Affairs
                                    Committee, Member of Compensation
                                    Committee and Governance Committee of the Company. Partner, Long Law Firm
                                    (Attorneys-at-Law), Washington, D.C.,
                                    since 1988.  Other directorships:
                                    Catalyst Vidalia Corp., Vidalia, La.,
                                    since 1989.  Other:  Member of Advisory
                                    Board, Metropolitan Life Insurance
                                    Company, New York, N.Y., since 1992;
                                    United States Senator 1948-1987; Member,
                                    Senate Finance Committee 1952-1987
                                    (Chairman 1965-1981).

Robert L. Tillman, 52   1994        Senior Executive Vice President and Chief
                                    Operating Officer of the Company since
                                    1994, having previously served as
                                    Executive Vice President - Merchandising
                                    (1991-1994), Member of Executive
                                    Committee and Government/Legal Affairs
                                    Committee of the Company.  Other
                                    directorships:  Wachovia Bank of North
                                    Carolina, N.A., Winston-Salem, N. C.,
                                    since 1994; Home Center Institute,
                                    Chicago, Ill., since 1994.





                  INFORMATION ABOUT THE BOARD OF DIRECTORS AND
                          COMMITTEES OF THE BOARD

     Classification of Directors. Each Lowe's Director is classified as an "Independent Director" or a "Management Director". A "Management Director" includes present and former employees who serve as Directors. An "Independent Director" describes those individuals contemplated by rulings by the Securities and Exchange Commission (SEC) defining "disinterested directors" and by IRS regulations defining "outside directors". Lowe's Bylaws define a "Founding Director" as a person who was a Director when Lowe's became a public company in 1961 and who has served continuously as a Director since then.

     Compensation of Directors - Standard Arrangements. Employee Directors receive no Director or Committee compensation with the exception of fees paid to a Director of one of the Company's wholly owned subsidiaries as discussed below. Directors (other than Founding Directors) who are not otherwise employed by the Company are paid an annual retainer of $30,000 plus $5,000 annually for serving as a Committee Chairman and $1,000 per Board meeting or Committee meeting attended (with the maximum annual amount payable to any one Director being $60,000). Non-employee Founding Directors are paid an annual retainer of $60,000 each with no additional fees for attendance at meetings or for Committee Chairmanship (Gordon E. Cadwgan and Petro Kulynych are non-employee Founding Directors). Mr. Cadwgan received an additional $4,500
 (plus expenses) and Mr. Herring (an Employee Director) received an additional $2,500 for serving as a Director of one of the Company's wholly owned subsidiaries.

    Compensation of Directors - Other Arrangements. The Director compensation arrangement also provides that once a Founding Director elects to retire from the Board, such Director may be designated a Director Emeritus and, if so, will be compensated for life at an annual rate equal to 50% of the basic annual Founding Director fee in effect at the time the Founding Director becomes a Director Emeritus.

     In 1989, the Company's shareholders approved the Lowe's Companies, Inc. 1989 Non-Employee Directors' Stock Option Plan. Under this Plan, each non-employee Director was granted annually an immediately exercisable stock option to purchase 4,000 shares of Common Stock at the first Directors' Meeting following the Annual Meeting in 1989, 1990, 1991, 1992 and 1993. The option price equals the shares' fair market value on the date of grant. In accordance with a formula set forth in the option agreement, the Company makes a federal income tax deposit on behalf of Directors who exercise options. Two hundred thousand shares of Common Stock were reserved under the Plan for the granting of options, of which options covering 140,000 shares were granted.
No options were granted under this Plan during Fiscal 1995 and no options will be granted under this Plan in the future.

     During Fiscal 1995, Mr. Cadwgan exercised options for 4,000 shares and realized a net gain on the shares of $65,125 (representing the difference between the market value at the date of exercise and the option exercise price). In accordance with the provisions of the option agreement, the Company applied part of the gross proceeds of the option exercise price to make federal income tax deposits ($41,875) on behalf of Mr. Cadwgan.

     In 1995, the Company's shareholders approved the Lowe's Companies, Inc. Directors' Stock Incentive Plan. This Plan provides for each non-employee Director to be awarded 500 shares of Company Common Stock at the first Directors' Meeting following the Annual Meeting in 1994, 1995, 1996, 1997 and 1998. Up to 25,000 shares may be issued under this Plan. During Fiscal 1995, 3,500 shares (having a fair market value of $27.00 per share on May 26, 1995) were awarded to seven non-employee Directors (500 shares each to non-employee Directors Andres, Belk, Cadwgan, Farmer, Kulynych, Long and Schwartz).

     Board of Directors - During Fiscal 1995, the Board of Directors held six meetings. The Board has five standing committees which met the number of times set forth in parentheses: Executive (1), Audit (4), Compensation (4), Governance (4) and Government/Legal Affairs (1). All Directors attended at least 75% of the meetings of the Board and committees on which they served with the exception of Mr. Andres who attended 71% of such meetings.

     Audit Committee - The Audit Committee consists of one Management and five Independent Directors: Gordon E. Cadwgan (Chairman), John M. Belk, Carol A. Farmer, Petro Kulynych, Claudine B. Malone and Robert G. Schwartz. The Audit Committee meets independently with the internal auditing staff, with representatives of the Company's independent accountants and with representatives of senior management. The Committee reviews the general scope of the Company's annual audit and the fee charged by the independent accountants, determines the duties and responsibilities of the internal auditors, reviews financial statements and the accounting principals being applied and reviews audit results and other matters relating to internal control and compliance with the Company's code of ethics. In addition, the Audit Committee recommends annually the engagement of the Company's independent accountants.

     Compensation Committee - The Compensation Committee consists of five Independent Directors: Robert G. Schwartz (Chairman), William A. Andres, John
M. Belk, Gordon E. Cadwgan and Russell B. Long. This Committee reviews and sets the compensation of Directors who are employees of the Company; reviews the compensation of all other employees whose annual salary and bonus opportunities exceed $125,000; reviews and approves all annual bonus plans; reviews and approves all forms of compensation which exceed one year in duration, including employee stock option and deferred compensation awards; administers and interprets all provisions of all compensation, employee stock option, stock appreciation rights and other incentive plans; and approves awards pursuant to the terms of any employee stock option or stock appreciation rights plan.

     Executive Committee - The Executive Committee consists of four Management and one Independent Directors: Robert L. Strickland (Chairman), William A. Andres, Leonard G. Herring, Petro Kulynych and Robert L. Tillman. The Executive Committee exercises all of the powers of the Board of Directors between Board meetings, except as otherwise limited by law.

     Governance Committee - The Governance Committee (previously known as the Committee of Independent Directors) consists of seven non-employee Directors:
William A. Andres (Chairman), John M. Belk, Gordon E. Cadwgan, Carol A. Farmer, Russell B. Long, Claudine B. Malone and Robert G. Schwartz. This Committee serves as the Committee on corporate governance which includes the responsibilities of screening suggestions for new Board members and making recommendations to the full Board; conducting an annual, formal performance evaluation of the Chief Executive Officer; and conducting an annual review of the performance of the full Board and structure of the Board Committees. In addition, this Committee functions as a nominating committee by recommending nominees for election as Directors of the Company. This Committee considers nominees recommended by shareholders. Any such recommendation should be submitted in writing to the Secretary of the Company no later than 120 days prior to the date of mailing the proxy materials for each annual meeting (generally, not later than the end of November preceding the annual meeting). Such recommendation should include information that will enable the Committee to evaluate the qualifications of the proposed nominee.

     Government/Legal Affairs Committee - The Government/Legal Affairs Committee consists of four Management and three Independent Directors:
Russell B. Long (Chairman), Carol A. Farmer, Leonard G. Herring, Petro Kulynych, Claudine B. Malone, Robert L. Strickland and Robert L. Tillman.
This Committee assists the Board of Directors with the Company's relationships with federal, state and local governments. The Committee also assists the Board and management in responding to and initiating legislative proposals at all three governmental levels.



          SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table shows the beneficial ownership as of April 8, 1996, except as noted, of Common Stock of each incumbent Director of the Company, each nominee for election as a Director of the Company, the Officers named in the Summary Compensation Table, each shareholder known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock, and Directors and Executive Officers as a group:

        Name or Number                                                Percent
        of Persons in Group             Number of Shares (1)          of Class

William A. Andres                               40,000                      *
John M. Belk                                    40,025                      *
Gordon E. Cadwgan                               99,116                      *
Carol A. Farmer                                  1,600                      *
Leonard G. Herring                           1,825,194 (2)              1.132
Petro Kulynych                               2,057,745 (3)              1.276
Russell B. Long                                 77,400                      *
Claudine B. Malone                               1,000                      *
Dale C. Pond                                     9,819                      *
R. Michael Rouleau                              18,056                      *
Robert G. Schwartz                              41,000                      *
Robert L. Strickland                         1,407,021                      *
Robert L. Tillman                              129,458                      *
Harry B. Underwood II                           73,885                      *
Incumbent Directors, Director Nominees
    and Executive Officers as a Group
    (19 in total)                            5,974,155 (5)              3.703

Lowe's Companies Employee Stock
    Ownership Trust
    P.O. Box 1111
    North Wilkesboro, NC 28656              22,091,240 (5)             13.701

    FMR Corp.
    82 Devonshire Street
    Boston, MA 02109                        23,650,644 (6)             14.669


* Less than 1%.
(1) Includes shares that may be acquired within 60 days under the Company's Stock Option Plans as follows: Mr. Andres 20,000 shares; Mr. Belk 20,000 shares; Mr. Cadwgan 4,000 shares; Mr. Kulynych 20,000 shares; Mr. Rouleau 7,500 shares; Mr. Schwartz 20,000 shares; Mr. Tillman 7,500 shares; with aggregate shares for all Executive Officers and Directors as a group (19) being 99,000. Also includes Stock Awards (Performance Accelerated Restricted Stock) that have been granted but not vested as follows: Mr. Herring 37,500 shares; Mr. Pond 9,000 shares; Mr. Strickland 37,500 shares; Mr. Tillman 27,000 shares; with aggregate shares for all Executive Officers and Directors as a group (19) being 168,000.
(2)  Includes 72,200 shares of shared voting and investment power.
(3) Includes 82,000 shares of shared voting and investment power and 1,315,000 shares in a self-directed individual retirement account.
(4)  Includes 164,000 shares of shared voting and investment power.
(5) Shares allocated to participants' ESOP accounts are voted by the participants, via proxy solicitations from Wachovia Bank of North Carolina, N.A. (the "Trustee"). The ESOP's Management Committee directs the Trustee in the manner in which shares not allocated to participants' accounts are to be voted. The Management Committee has 13 members, including Messrs. Herring, Strickland and Tillman. At April 8, 1996, there were 314,025 unallocated shares.
(6) Shares held at December 31, 1995, according to Schedules 13G filed with the Securities and Exchange Commission.

     Each Director or Executive Officer that participates in the Employee Stock Ownership Plan or is granted Stock Awards or Stock Options under the 1994 Incentive Plan is required to file an annual statement on Form 5. Also, Ms. Farmer and Mr. Andres each filed late one Form 4 with respect to one purchase of shares. With those exceptions, based solely on its review of the forms required to be filed by Section 16(a) of the Securities Exchange Act of 1934 that have been received by the Company and written representations from certain reporting persons that no annual statements on Form 5 were required, the Company believes that all filing requirements under Section 16(a) applicable to its Officers, Directors and beneficial owners have been complied with.



                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table discloses compensation received by the Company's Chief Executive Officer and the five remaining most highly paid Executive Officers for the three fiscal years ended January 31, 1996:


SUMMARY COMPENSATION TABLE

       Long-term Compensation
Awards                    Payouts
Restricted Stock   Stock Options   LTIP        All Other
     Awards (1)         (#)      Payouts      Compensation (2)
                                          Annual Compensation
                   Fiscal Year                             Other Annual
                   Ended Jan. 31   Salary       Bonus      Compensation
Name & Principal Position

Leonard G. Herring     1996       $625,000     $96,259     $156,424 (3)
15,000 shares            0          $0            $21,000
President & CEO
                       1995        575,000      402,500     246,056
12,500 shares            0           0            19,500
                       1994        535,000      373,750     173,523
10,000 shares            0           0             19,500

Robert L. Strickland   1996        575,000       88,558     162,040 (4)
15,000 shares            0           0            21,000
Chairman of the Board
                       1995         525,000     367,500      285,916
12,500 shares            0           0            19,500
                       1994         497,500     341,250      157,961
10,000 shares            0           0            19,500

Robert L. Tillman      1996         400,000      46,204       83,430 (5)
12,500 shares            0           0            21,000
Senior Executive Vice President
   &  Chief Operating Officer
                       1995         350,385      195,000      185,019
8,500 shares          10,000         0            19,500
                       1994         321,000      180,000       82,910
6,000 shares             0           0            19,500

R. Michael Rouleau     1996         375,000       43,316       77,937 (7)
0 shares                 0           0            21,000
Executive Vice President -
   Store Operations (6)
                       1995         345,096       195,000      380,692
7,500 shares          10,000         0            19,500
                       1994         321,000       180,000         0
6,000 shares             0           0            16,298



Harry B. Underwood II  1996         350,807          0           1,125 (9)
0 shares                 0           0               0
Senior Vice President &
   Treasurer (CFO) (8)
                       1995         220,000       132,000      142,252
5,000 shares             0           0             19,500
                       1994         203,846       118,500       43,160
5,000 shares             0           0             19,500

Dale C. Pond           1996         239,231        23,615       40,074(10)
3,000 shares             0           0             21,000
Senior Vice President -
   Marketing
                       1995         226,154       123,750          0
3,000 shares            0            0             18,388
                       1994          21,635(11)       0            0
3,000 shares            0            0                 0



Footnotes:
(1) The 1996 Awards represents shares of Performance Accelerated Restricted Stock (PARS) awarded as of January 31, 1996, under the 1994 Incentive Plan. One-half of the PARS shares will vest on January 31, 1999, if the Company's average annual return for the three-year period is at least 12.5%. The remaining PARS shares (or all of the PARS shares if none became vested in accordance with the preceding sentence), will vest on January 31, 2001, if the Company's average annual return for the five-year period is at least 12.5%. Any PARS shares not previously vested will vest on January 31, 2003. PARS shares will also vest if the participant dies or becomes disabled during employment with the Company. PARS shares will vest following a participant's retirement at age 60 or later if the Company's average annual return for the seven-year period is at least 8%. Otherwise, non-vested PARS shares will be forfeited upon the participant's separation from service.

(2)  Amounts shown are employer contributions to the Employee Stock Ownership
Plan.

(3) Amount shown is the total of a payment under the Company's Benefit Restoration Plan ($142,010), dividends on restricted stock shares awarded in grants dated January 31, 1994, and January 31, 1995 ($3,600), taxable value of group term life insurance in excess of $50,000 ($4,760), and taxable value of personal use of corporate aircraft ($6,054).

(4) Amount shown is the total of a payment under the Company's Benefit Restoration Plan ($128,970), dividends on restricted stock shares awarded in grants dated January 31, 1994, and January 31, 1995 ($3,600), taxable value of group term life insurance in excess of $50,000 ($5,940), and taxable value of personal use of corporate aircraft ($23,530).

(5) Amount shown is the total of a payment under the Company's Benefit Restoration Plan ($79,470), dividends on restricted stock shares awarded in grants dated January 31, 1994, and January 31, 1995 ($2,300), and taxable value of group term life insurance in excess of $50,000 ($1,660).

(6) Mr. Rouleau retired effective February 28, 1996. His Restricted Stock Awards for 1994 and 1995 were forfeited in accordance with the terms of the Plan.

(7) Amount shown is the total of a payment under the Company's Benefit Restoration Plan ($73,190), dividends on restricted stock shares awarded in grants dated January 31, 1994, and January 31, 1995 ($2,160), and taxable value of group term life insurance in excess of $50,000 ($2,587).

(8) Mr. Underwood's employment with the Company ended October 13, 1995. His Restricted Stock Awards for 1994 and 1995 were forfeited in accordance with the terms of the Plan.

(9) Amount shown represents dividends on restricted stock shares awarded in grants dated January 31, 1994 and January 31, 1995.

(10) Amount shown is the total of a payment under the Company's Benefit Restoration Plan ($38,260), dividends on restricted stock shares awarded in grants dated January 31, 1994, and January 31, 1995 ($975), taxable value of group term life insurance in excess of $50,000 ($435),and taxable value of a non-cash award ($404).

(11)  Mr. Pond was employed effective December 1993.


                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

	The following table provides information with respect to stock options and SARs granted to the named Executive Officers during Fiscal 1995:

                                   Individual Grants
Potential Realizable Value
  at Assumed Annual Rates
      of Stock Price
      Appreciation for
      Option/SAR Term
   5% (3)     10% (4)
                                      % of Total
                                     Options/SARS
                                       Granted to    Exercise or
                         Options/SARs Employees in    Base Price  Expiration
Name                       Granted (2) Fiscal Year       $/Sh        Date

Leonard G. Herring       0/5,000 units     0/1.4      $31.125      1/31/99
$24,550      $37,500
Robert L. Strickland     0/5,000 units     0/1.4       31.125      1/31/99
 24,550      37,500
Robert L. Tillman        0/5,000 units     0/1.4       31.125      1/31/99
 24,550      37,500
R. Michael Rouleau          0/0  units     0/0.0
Harry B. Underwood II       0/0  units     0/0.0
Dale C. Pond             0/2,500 units     0/0.7       31.125      1/31/99
 12,275      18,750



(1)  No options were granted in Fiscal 1995.
(2)  Awards denominated in Units represent stock appreciation rights (STARs)
awarded as of January 31, 1996, under the 1994 Incentive Plan.   With respect
to each Unit, the STAR award entitles the participant to receive a cash payment based on the appreciation in the value of one share of the Company's common stock between the Beginning Valuation and the Final Valuation. The Beginning Valuation, $31.125, is the closing price of the Company's common stock on the date of award. The Final Valuation will be the average closing price of the Company's common stock during January 1999. The maximum amount payable for each STAR Unit is $7.50.
(3) The amount payable pursuant to STAR awards under this assumption is $4.91 per Unit, the difference between the assumed Final Valuation ($36.03) on January 31, 1999, and the Beginning Valuation ($31.125).
(4) The amount payable pursuant to STAR awards under this assumption is $7.50 per Unit, the maximum amount payable under the STAR awards which is less than the 10% growth assumption.




             AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                    AND FISCAL YEAR-END OPTION/SAR VALUES

     No options or SARs were exercised by any of the six named Executive Officers during Fiscal 1995. The following table provides information concerning unexercised options/SARs held by each of the named Executive Officers at January 31, 1996:


    Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End
                            Option/SAR Value Table


                           Number of Unexercised
                         Options/SARs at FY-End (1)
Name                   Exercisable     Unexercisable

                                         Value of Unexercised In-the-Money
                               Options/SARs at FY-End ($) ($31.125 on 1/31/96)
                                            Exercisable
                                       Aggregate  Annualized(2)  Unexercisable
Leonard G. Herring        0 Shares       0 Shares       $0       $0       $0
                          0 Units   15,000 Units     3,125    2,083        0

Robert L. Strickland      0 Shares       0 Shares        0        0        0
                          0 Units   15,000 Units     3,125    2,083        0

Robert L. Tillman     7,500 Shares   2,500 Shares        0        0        0
                          0 Units   13,000 Units     2,500    1,667        0

R. Michael Rouleau    7,500 Shares   2,500 Shares        0        0        0
                          0 Units   12,000 Units     2,500    1,667        0

Harry B. Underwood II     0 Shares       0 Shares        0        0        0
                          0 Units        0 Units         0        0        0

Dale C. Pond              0 Shares       0 Shares        0        0        0
                          0 Units    7,500 Units     1,563    1,042        0


(1) Awards denominated in Shares represent options; Awards denominated in Units represent stock appreciation rights (STARs).
(2) This column shows the annualized value of the unexercised in-the-money options and SARs which had not been exercised at fiscal year end.


             LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

     The Company does not maintain a Long-Term Incentive Plan.


                   REPORT OF THE COMPENSATION COMMITTEE

     This report by the Executive Compensation Committee is required by rules of the Securities and Exchange Commission. It is not to be deemed incorporated by reference by any general statement which incorporates by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and it is not to be otherwise deemed filed under either such Act.

     The Compensation Committee (the "Committee") of the Board of Directors comprises five Independent Directors and is responsible for administering the Company's Executive Compensation Program for all executives at a compensation level set by the Company's Bylaws. In carrying out its responsibilities, the
Committee:

* Articulates the Company's executive compensation philosophies and policies to executive management, participates in compensation program development, and has authority for approval of plans and programs except where shareholder approval is required;

* Monitors and approves on-going base salary and incentive compensation programs for executive management, including participation, performance goals and criteria, interpretation of provisions and determination of award payouts;

* Reviews and approves base salary recommendations for Executive Officers of the Company; and

* Initiates all compensation actions for the President and Chief Executive Officer and the Chairman of the Board, subject to final Board approval.

     The Committee has retained a national consulting firm to be a source of on-going advice to both the Committee and management, but to report to the Committee.

Executive Compensation Principles

     The Company's Executive Compensation Program has been designed to establish a strong link between the creation of shareholder value and the compensation earned by its senior executives. It is the intention of the Committee that all compensation paid under the Executive Compensation Program of the Company will be tax deductible to the Company in the year paid to the executive. The fundamental objectives of the Program are to:

* Align executive compensation with the Company's mission, values and business strategies;

* Attract, motivate, retain and reward the executives whose leadership and performance are critical to the Company's success in enhancing shareholder value; and

* Provide compensation which is commensurate with the Company's performance and the contributions made by executives toward this performance.

     The Program is intended to provide compensation which is competitive with comparable companies in the retailing industry (with particular emphasis on specialty hardgoods retailers and major U.S. retailers) when the Company is meeting its targeted financial goals. At the same time, the Program seeks to provide above average compensation when the Company's targeted goals are exceeded, and below average compensation when targeted performance goals are not achieved.

     The Program provides for larger portions of total compensation to vary on the basis of Company performance for higher levels of executives (i.e., the most senior Executive Officers have more of their total compensation at risk on the basis of Company performance than do lower levels of executives). All Executive Officers participate in the same direct compensation programs as the other executives of the Company, with the only differences being the degree of compensation risk and the overall magnitude of the potential awards.

     The Committee believes that Executive Officers of the Company should be encouraged to own significant holdings of the Company's Common Stock to align their interests with those of the Company's shareholders. Through the operation of the Company's Employee Stock Ownership Plan, the Employee Savings and Investment Plan and the 1994 Incentive Plan, vehicles are provided to enable executives to acquire Company Stock, subject to regulatory limitations.

Elements in the Executive Compensation Program

     The Company's Executive Compensation Program comprises the following elements:

Base Salary

     Salaries for Executive Officers are established on the basis of the qualifications and experience of the executive, the nature of the job responsibilities and salaries for competitive positions in the retailing industry.

     Executive Officers' base salaries are reviewed annually and are approved by the Committee. Salaries of Executive Officers are compared with those of comparable executive positions in the retailing industry throughout the United States. The Committee uses the median level of base salary as a guideline, in conjunction with the executive's performance and qualifications, for establishing salary levels.

1994 Incentive Plan

     The purpose of the 1994 Incentive Plan is to attract, motivate, retain and reward the executives whose leadership and performance are critical to the Company's success in enhancing shareholder value, to place further emphasis on executive ownership of Company Stock and to assure deductibility of executive compensation for federal and state income tax purposes.

     The 1994 Incentive Plan authorizes the grant of stock options. The option price cannot be less than the market price of the Company's Common Stock on the date on which the option is granted. Consequently, stock options granted under the 1994 Incentive Plan measure performance and create compensation solely on the basis of the appreciation in the price of the Company's Common Stock.

     Stock appreciation rights (STARs) also may be granted under the 1994 Incentive Plan. STARs entitle the recipient to receive a cash payment based on the appreciation in the Company's Common Stock following the date of the award and, accordingly, measure performance and create compensation only if the price of the Company's Common Stock appreciates.

     Company Common Stock also may be issued under stock awards pursuant to the 1994 Incentive Plan. The stock awards that have been made to date provide that the shares are subject to forfeiture and nontransferable for seven years following the award. Accelerated vesting is permitted if the Company achieves certain financial objectives during the three- and five-year periods following the award.

     The Management Bonus Program is the final component of the 1994 Incentive Plan. The Management Bonus Program provides bonus opportunities which can be earned upon achievement by the Company of preset annual financial goals. No bonuses are paid if performance is below the threshold level of corporate profitability. Additional bonus amounts are earned on a proportionate scale up to 100% of the stated bonus opportunity if the preset financial goals are met. Maximum bonuses were paid for the fiscal years ended January 31, 1994, and January 31, 1995, because the Company's financial results exceeded the preset performance goals. A partial bonus equal to 25.669% of the basic bonus opportunity was paid for the year ended January 31, 1996, because financial results exceeded the minimum performance threshold but were below the goals established for full bonus payment.

Benefit Restoration Plan

     The Benefit Restoration Plan was adopted by the Company in May 1990, to provide qualifying executives with benefits equivalent to those received by all other employees under the Company's basic qualified employee benefit plans. Qualifying executives are those executives whose annual additions and other benefits, as normally provided to all participants under those qualified plans, would be curtailed by the effect of Internal Revenue Code restrictions, and who are selected by the Committee to participate in the Plan. The Benefit Restoration Plan benefits are determined annually. Participating executives may elect annually to defer benefits or to receive a current cash payment.

Other Compensation

     The Company's Executive Officers participate in the various qualified and non-qualified employee benefit plans sponsored by the Company. The Company makes only nominal use of perquisites in compensating its Executive Officers.

The CEO's Compensation in the Fiscal Year Ended January 31, 1996

     Effective February 1, 1996, the Committee increased Mr. Herring's annual base salary from $625,000 to $700,000. The Committee based its decision on the combination of the progress made by the Company in establishing and implementing its new retailing strategies, the operating performance of the Company, Mr. Herring's leadership, and the Committee's assessment that his prior base salary was below market when compared to other chief executive officers of similarly situated companies.

     The Committee authorized payment to Mr. Herring of an annual bonus of $96,259 under the 1995 Management Bonus Program. The Committee determined Mr. Herring's bonus solely on the basis of the Company's earnings performance versus the goals for such performance which the Committee established at the beginning of the year.

     Mr. Herring was granted a Stock Appreciation Rights (STAR) award of 5,000 units with a Beginning Valuation of $31.125 per unit. The award has a three-year term and maximum appreciation has been set at $7.50 per unit. The Committee also approved the grant to Mr. Herring of 15,000 shares of Performance Accelerated Restricted Stock as of January 31, 1996, which will vest after seven years, but provide for accelerated vesting if certain performance measures are met after three years and/or five years. Mr. Herring earned a Benefit Restoration Plan payment of $142,010 for the fiscal year ended January 31, 1996.

     The Committee believes that the payments described herein were necessary to maintain the competitiveness of Mr. Herring's compensation package in comparison to those of other chief executive officers of similarly situated companies.

                                *     *     *

     The Committee believes that the Company's Executive Compensation Program has been strongly linked to the Company's performance and the enhancement of shareholder value. The Committee intends to continually evaluate the Company's compensation philosophies and plans to ensure that they are appropriately configured to align the interests of executives and shareholders and to ensure that the Company can attract, motivate and retain talented management personnel.

                                       Robert G. Schwartz, Chairman
                                       William A. Andres
                                       John M. Belk
                                       Gordon E. Cadwgan
                                       Russell B. Long


April 17, 1996



                                 PERFORMANCE GRAPH

     The following graph compares the total returns (assuming reinvestment of dividends) of the Company's Common Stock, the S&P 500 Index and the S&P Retail Index. The graph assumes $100 invested on January 31, 1991, in the Company's Common Stock and each of the indices.


                   Comparison of Five Year Cumulative Return of
            Lowe's Companies, Inc., the S & P 500 and S & P Retail Index

               Jan. '91   Jan. '92   Jan. '93   Jan. '94   Jan. '95   Jan. '96
LOWE'S             100     163.51     223.27     496.86     601.51     512.63
S&P 500            100     122.64     135.60     153.00     153.81     213.21
S&P RETAIL INDEX   100     135.05     177.57     173.58     172.44     160.63

Note:  All data as of January 31.


                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Banking and Financial Transactions. During Fiscal 1995, the Company entered into a $300 million revolving credit facility with a syndicate of 13 banks, one of which is First Union National Bank, a subsidiary of First Union Corporation. The facility expires on April 10, 2000 and is used to support the Company's commercial paper program and for short-term borrowings. First Union National Bank's portion of this facility is $25 million. At January 31, 1996, there were no unsecured borrowings being held, nor any amounts outstanding under this credit facility. The current applicable interest rate for this credit facility is the Bank's reference rate or the LIBOR rate plus 16 basis points. Under this arrangement, the Company paid an annual fee of 9 basis points on the $25 million line of credit. The Company also has an arrangement with First Union National Bank for a $35 million line of credit for the purpose of issuing letters of credit and bankers acceptances as well as an arrangement for a $8.1 million line of credit for letters of credit issued on a standby basis. Other than a commission fee on letters of credit issued under these arrangements, there are no fees charged for maintaining these lines of credit. Leonard G. Herring, President and a Director of the Company, is a member of the Board of Directors of First Union Corporation.

     Other Transactions. The Company extended a $180,000 "bridge" loan to J. Gregory Dodge, Senior Vice President - Real Estate/Engineering and Construction, to assist Mr. Dodge in acquiring his principal residence in Wilkes County, N. C. The terms of the loan were negotiated at the time Mr. Dodge was hired as an Executive Officer. The loan is due in 1997 and bears interest at the annual rate of 5%.

     Except as discussed above and under "Compensation of Directors - Standard Arrangements", to the knowledge of management, no Director, Officer, or associate of any Director or Officer had any material interest, direct or indirect, in any material transaction during the year ended January 31, 1996, nor in any proposed transaction in which the Company was or will be a party. The Company believes the terms of the transactions described above are comparable to terms available for similar transactions with entities unaffiliated with its Directors and Officers.




                     RATIFICATION OF APPOINTMENT OF INDEPENDENT
                           CERTIFIED PUBLIC ACCOUNTANTS

     Upon the recommendation of the Audit Committee of the Board, the Board of Directors has appointed, subject to ratification by shareholders, Deloitte & Touche LLP as the firm of independent certified public accountants to audit the financial statements of the Company and its subsidiaries for the fiscal year ending January 31, 1997. Deloitte & Touche LLP has served as independent auditors for the Company since 1982. A majority of the votes cast is required for ratification of Deloitte & Touche LLP as the Company's independent auditors.

     While the Board of Directors is not required to seek shareholder ratification of the Board's appointment of the Company's independent certified public accountants, it has been Board policy for many years to do so.

     Representatives of Deloitte & Touche LLP have been invited to and are expected to attend the Annual Meeting with the opportunity to make statements if they so desire and to be available to respond to appropriate questions from shareholders.

     The Board of Directors recommends a vote FOR approval of the appointment of Deloitte & Touche LLP as the Company's independent certified public accountants.


                                    GENERAL

     The cost of solicitations of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally, by telephone, by telegraph or by certain employees of the Company. The Company may reimburse brokers or other persons holding stock in their names or in the names of nominees for their expense in sending proxy materials to principals and obtaining their proxies. The Company has engaged the proxy soliciting firm of D. F. King & Co., Inc. to solicit proxies for the Annual Meeting at an anticipated cost of $7,000 (plus handling fees).

     The shares represented by a proxy will be voted as directed unless the proxy is revoked. Any proxy may be revoked before it is exercised by filing with the Secretary of the Company an instrument revoking the proxy or a proxy bearing a later date. A proxy is revoked if the person who executed the proxy is present at the meeting and elects to vote in person.

     Where a choice is specified with respect to any matter to come before the meeting, the shares represented by the proxy will be voted in accordance with such specifications.

     Where a choice is not so specified, the shares represented by the proxy will be voted FOR Proposals 1 and 2 as set forth in the Notice of Annual Meeting and Proxy Card.

     Management is not aware that any matters other than those specified herein will be presented for action at the meeting, but if any other matters do properly come before the meeting, the persons named as Proxies will vote upon such matters in accordance with their best judgment.

     In the election of Directors, a specification to withhold authority to vote for the slate of management nominees will not constitute an authorization to vote for any other nominee.


                             SHAREHOLDER PROPOSALS

     Proposals of shareholders intended to be presented at the 1997 Annual Meeting must be received by the Board of Directors for consideration for inclusion in the Proxy Statement and form of proxy relating to that meeting on or before December 19, 1996.


                                  ANNUAL REPORT

     The Annual Report to shareholders accompanies this Proxy Statement. The Company's report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended January 31, 1996, is available upon written request addressed to Lowe's Companies, Inc., Investor Relations Department, P. O. Box 1111, North Wilkesboro, NC 28656.

North Wilkesboro, North Carolina
April 17, 1996




                            LOWE'S COMPANIES, INC.
                   P. O. Box 1111, North Wilkesboro, NC  28656

           This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints B. Yates McConnell and Imogene B. Osborne as Proxies, each with the power to appoint his/her substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of Lowe's Companies, Inc. held of record by the undersigned on April 8, 1996, at the Annual Meeting of Shareholders to be held on May 31, 1996, or any adjournment thereof. The Board of Directors recommends a vote FOR Proposals 1 and 2.

1.   ELECTION OF CLASS I DIRECTORS    Note:  Make marks in one section ONLY --
                                             Voting in Section A will take
                                             precedence over any votes in
                                             Section B.

     SECTION A -- to vote for all Class I Director Nominees as a group, mark in this section
       * FOR all nominees listed below     * WITHHOLD AUTHORITY for all
                                                   nominees listed below
- ------------------------------------------------------------------------------
     SECTION B -- to vote for Class I Director Nominees individually, mark in this section
       * FOR     * WITHHOLD AUTHORITY     William A. Andres
       * FOR     * WITHHOLD AUTHORITY     Claudine B. Malone
       * FOR     * WITHHOLD AUTHORITY     John M. Belk
       * FOR     * WITHHOLD AUTHORITY     Robert L. Strickland

2.   PROPOSAL TO APPROVE THE APPOINTMENT OF DELOITTE & TOUCHE LLP as the
independent certified public accountants 	of the Company for the fiscal year
ending January 31, 1997
       * FOR          * AGAINST       * ABSTAIN


               (continued and to be signed on reverse side)



3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                            DATED ______________________________________, 1996

                            __________________________________________________
                            Signature

                            __________________________________________________
                            Signature if held jointly

                            Please mark, sign, date and return the Proxy Card promptly using the enclosed envelope.

28